Exhibit 99

[LOGO]                                                              News Release
                                                                    ------------

COMMUNITY BANK SYSTEM, INC.
5790 Widewaters Parkway,
DeWitt, N.Y. 13214                 For further information, please contact:
                                                              Scott A. Kingsley,
                                                   EVP & Chief Financial Officer
                                                          Office: (315) 445-3121
                                                             Fax: (315) 445-7347

                         COMMUNITY BANK SYSTEM ANNOUNCES
                         FOURTH QUARTER AND 2005 RESULTS

      Syracuse, N.Y. - January 23, 2006 - Community Bank System, Inc. (NYSE:
CBU) reported quarterly net income of $8.3 million, or $0.27 per share, in the fourth quarter of 2005, a 34% decrease from the $12.7 million, or $0.40 per share, reported in the fourth quarter of 2004. The results of the quarter included a one-time, $2.9 million ($0.07 per share) charge related to certain early retirement actions. Full-year 2005 earnings of $50.8 million, or $1.65 per share, were 1.2% above 2004's earnings of $50.2 million, or $1.64 per share, and represented a new high for the company. For the year, higher non-interest income including securities gains, improved asset quality, and organic loan and deposit growth offset higher operating expenses, including special charges, an increased cost of funds, lower investment income, and a higher effective tax rate. Cash earnings per share (which excludes the after-tax effect of the amortization of intangible assets) were $1.82 in both 2005 and 2004.

Sanford A. Belden, President and Chief Executive Officer, stated, "Our fourth quarter and full-year results reflect a more challenging interest rate environment, as well as our commitment to managing for profitable, long-term growth and stability. We are pleased with the continuation of highly favorable asset quality metrics, as well as the strong growth in our non-interest income. Also, consistent with the direction we communicated in early 2005, we successfully repositioned our balance sheet to achieve a more favorable interest rate sensitivity profile, through gain-generating securities sales. We improved key capital ratios over 2004, despite repurchasing 1.1 million of our own shares, at a cost of $25.9 million. Lastly, we increased our quarterly dividend to shareholders by 5.6% in August."

Net interest income was $34.9 million for the fourth quarter, consistent with the third quarter's results, and down 9.5% from $38.6 million in the prior year's fourth quarter. This was principally due to a $193.2 million decrease in average earning assets, made up of a $45.7 million increase in loans, and a $238.9 million decrease in investment securities. The fourth quarter net interest margin of 4.12% compares to 4.32% for the fourth quarter of 2004, and 4.06% for the third quarter of 2005. The full-year net interest margin for 2005 was 4.17%, compared to 4.45% in 2004. Earning asset yields in 2005 were six basis points above 2004, while the cost of funds increased 35 basis points, year-over-year, resulting in net margin compression.

Total loans outstanding at the end of the fourth quarter were consistent with the end of the third quarter, at $2.4 billion. Small increases in the business lending and consumer mortgage portfolios were offset by declines in consumer installment loans. For the year, loans grew $53.3 million, or 2.3%. The company added $50.6 million of consumer installment loans in 2005, including significant growth in its indirect auto lending operation. Consumer mortgages increased $14.4 million, and the company began selling certain new mortgage originations into the secondary market in the fourth quarter. Business lending was down $11.6 million for the year primarily from significant declines in automotive dealer floor plans, a result of the robust manufacturer incentive programs in effect during the year, and lower sales expectations for early 2006.

The loan loss provision for the quarter of $2.3 million was slightly higher than the $2.1 million reported in the fourth quarter of 2004, and consistent with the third quarter of 2005. Net charge-offs of $2.1 million, or 0.35% of average loans, were down nearly $0.8 million from the fourth quarter of 2004, and $0.3 million higher than the $1.8 million reported in the third quarter of 2005. Delinquency and non-performing loan ratios remained stable, and favorable to historical levels. The provision for loan losses for the year of $8.5 million was 2.5% below the $8.8 million recorded in 2004, reflecting these favorable asset quality trends, and was $0.8 million above full-year net charge-offs of $7.7 million.

Non-interest income (excluding securities gains) increased $1.8 million, or 16.8%, over the fourth quarter of 2004. Our employee benefits administration and consulting business posted a 30% increase in revenues over the prior year's fourth quarter on the strength of new product offerings to both new and existing clients, resulting in a full-year revenue improvement of $2.0 million, or 22%. Deposit service fees increased 13.1% over the prior year's fourth quarter, driven by several revenue-enhancement initiatives put into place in the current year, and were up 8.6% on a year-over-year basis. In addition, in 2005 the company made significant progress on its objective of shortening the average life of its investment portfolio, generating a $0.29 per share after-tax gain through the sale of securities that had optimized their total return and interest-rate sensitivity characteristics. The proceeds of these securities sales were used to reduce variable-rate, short-term borrowings throughout 2005. As a result, the expected life-to-maturity of the portfolio has been reduced significantly, and stands at 5.0 years at the end of 2005.

Operating expenses (excluding special charges and acquisition expenses) increased 4.5% from $30.2 million in the fourth quarter of 2004 to $31.5 million in the fourth quarter of 2005. This was due to increases in salary and benefit costs, utility costs, business development expenses, and write-downs of certain facilities, partially offset by lower amortization of intangibles. Excluding special charges, fourth quarter operating expenses, were $0.8 million above the third quarter, also due to the above-mentioned factors as well as higher OREO-related costs.

The company's effective income tax rate of 24.2% in the fourth quarter 2005 was down from 27.4% in the third quarter, and 24.9% in the fourth quarter of 2004, due principally to fluctuations in the proportion of tax-exempt income.

Financial Position

Average earning assets of $3.7 billion at the end of the fourth quarter were down $59.9 million from the third quarter of 2005, reflecting $8.7 million of organic loan growth, offset by $68.6 million of net investment sales and maturities. Compared to the fourth quarter of 2004, average earning assets were down $193.2 million, comprised of a $45.7 million organic increase in loans, offset by a $238.9 million decrease in investments. Despite the recognition of $12.2 million of full-year realized securities gains, the investment portfolio contained $13.7 million of net unrealized gains at year-end. Deposits remained stable in the fourth quarter, compared to the third quarter, and were up $55.8 million from the end of 2004, a 1.9% increase. Total borrowings, principally short-term and variable rate advances, were reduced by $267.4 million, or 29.1% from December 31, 2004. These actions greatly contributed to the company's ability to improve its overall interest-rate sensitivity profile in the current rate environment.

Asset Quality

As of December 31, 2005, the Company's non-performing loan ratio was 0.55%, compared to 0.56% at the end of the third quarter, and 0.55% a year ago. The delinquency ratio was 1.46% at December 31, 2005, in line with 1.45% a year ago. The charge-off ratio was 0.35% (of total loans) for the fourth quarter, compared to 0.30% in the third quarter, and 0.49% for last year's fourth quarter. The full-year charge-off ratio in 2005 was 0.33%, an improvement from 0.37% for 2004. The ratio of allowance for loan losses to total loans at the end of the fourth quarter was 1.35%, consistent with the level reported at the end of the third quarter and the end of 2004. The improved and stable asset quality profile is primarily the result of the company's enhanced credit risk management programs and continued emphasis on disciplined underwriting standards.

Stock Repurchase

During the fourth quarter of 2005 the company purchased 72,100 common shares, at an aggregate cost of $1.7 million, and an average price per share of $22.98, under the previously announced 1.5 million-share repurchase program. Share repurchases in 2005 totaled 1.1 million shares at a cost of $25.9 million. At December 31, 2005, there were 0.9 million shares available for repurchase under the previously announced authorization.

Outlook

The Company also announced in early December that Mr. Belden has elected to retire from his management positions with the company as of July 31, 2006. Following his retirement, he will continue to serve as a director and Vice Chairman of the Company's Board of Directors. Mr. Belden will also chair a newly-created Board committee focused on growth and acquisition initiatives, and related integration activities. As part of its long-standing succession plan, which included several other senior-level staffing decisions made over the last three years, the Company announced that Mark E. Tryniski, its Executive Vice President and Chief Operating Officer, will become President and CEO upon Mr. Belden's retirement. Also consistent with that plan, James A. Wears, President, New York Banking, and Michael A. Patton, President, Financial Services, retired as of December 31, 2005.

Mr. Tryniski commented, "This Company's track record in identifying and executing accretive, high-value acquisitions continues to be an important component of our strategic growth plan. Sandy's appointment as chair of the Acquisition and Integration Committee ensures the retention of his considerable expertise, and speaks clearly to its importance and our intentions for continued growth."

Mr. Tryniski added, "Our 2006 forecast reflects an assumption that the yield curve will remain flat for the year. We expect our net interest margin for the full year to be near 4.0%, compared to 4.17% for 2005, with continued organic loan and deposit growth. We continue to expect strong growth from our employee benefits administration and consulting business, as well as improvements from our banking non-interest income sources. Operating expenses are expected to be held relatively flat through reductions in personnel costs and branch consolidation, offset by increases in strategic business development initiatives. We will also begin recognizing compensation expense for stock options in 2006, with an estimated $0.04 - 0.05 per share impact. Excluding the effect of income and gains generated from last year's securities sales and the fourth quarter early retirement charge, we expect earnings per share in 2006 to approximate that reported in 2005. This expectation presumes a continued flat yield-curve environment and reductions in the securities portfolio from contractual cash flows. Any improvements in the interest-rate or capital market environment in 2006 could present opportunities for securities or other actions that might impact operating results."

Conference Call Scheduled

A conference call will be held with company management at 11:00 a.m. (ET) on Tuesday, January 24, 2006, to discuss the above results at 1-877-641-0087. An audio recording will be available one hour after the call until March 31, 2006, and may be accessed at 1-866-453-6660 (access code 210746). Investors may also listen live via the Internet at: http://phx.corporate-ir.net/phoenix.zhtml? p=irol-eventDetails&c=95653&eventID=1191889.

This webcast will be archived on this site for one full year and may be accessed at any point during this time at no cost. This earnings release, including supporting financial tables, is available within the Investor Relations / News & Media section of the company's website at: www.communitybankna.com.

Community Bank System, Inc. (NYSE: CBU) is a registered bank holding company based in DeWitt, N.Y. CBU's wholly-owned banking subsidiary has $4.2 billion in assets and 130 customer facilities across Upstate New York, where it operates as Community Bank, N.A., and Northeastern Pennsylvania, where it operates as First Liberty Bank & Trust. For further information please visit our websites at: www.communitybankna.com or www.firstlibertybank.com.

Summary of Financial Data
(Dollars in thousands, except per share data)

-------------------------------------------------------------------------------------------------------------------------------
                                                                         Quarter Ended                    Year to Date
                                                                 --------------------------------------------------------------
-----------------------------------------------------------      December 31,    December 31,     December 31,     December 31,
                        Earnings                                     2005            2004             2005             2004
-------------------------------------------------------------------------------------------------------------------------------
Loan income                                                           $38,816        $ 36,034         $147,608        $137,077
Investment income                                                      16,302          19,481           71,586          75,718
  Total interest income                                                55,118          55,515          219,194         212,795
Interest expense                                                       20,198          16,940           75,572          61,752
  Net interest income                                                  34,920          38,575          143,622         151,043
Provision for loan losses                                               2,250           2,100            8,534           8,750
  Net interest income after provision for loan losses                  32,670          36,475          135,088         142,293
Deposit service fees                                                    7,341           6,488           27,358          25,201
Other banking services                                                    616             372            2,793           2,431
Trust, investment and asset management fees                             1,844           1,789            7,307           7,537
Benefit plan administration, consulting and actuarial fees              2,937           2,256           11,193           9,204
Investment securities (losses) gains, net                                   0             (73)          12,195              72
  Total non-interest income                                            12,738          10,832           60,846          44,445
Salaries, employee benefits and professional fees                      17,624          16,557           69,766          65,724
Occupancy and equipment and furniture                                   5,030           4,668           20,094          18,813
Amortization of intangible assets                                       1,604           2,013            7,125           7,414
Other                                                                   7,278           6,934           27,461          26,244
Special charges/acquisition expenses                                    2,895             270            2,943           1,704
  Total operating expenses                                             34,431          30,442          127,389         119,899
Income before income taxes                                             10,977          16,865           68,545          66,839
Income taxes                                                            2,651           4,199           17,740          16,643
Net income                                                            $ 8,326        $ 12,666         $ 50,805        $ 50,196
Basic earnings per share                                              $  0.28        $   0.41         $   1.68        $   1.68
Diluted earnings per share                                            $  0.27        $   0.40         $   1.65        $   1.64
Diluted earnings per share-cash (1)                                   $  0.31        $   0.45         $   1.82        $   1.82
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

Summary of Financial Data
(Dollars in thousands, except per share data)

                                                            --------------------------------------------------------------------
                                                                                     2005                                 2004
                                                            --------------------------------------------------------------------
                                                            4th Qtr        3rd Qtr        2nd Qtr        1st Qtr        4th Qtr
--------------------------------------------------------------------------------------------------------------------------------
Earnings
--------------------------------------------------------------------------------------------------------------------------------
Loan income                                                 $38,816        $37,134        $36,156        $35,502        $ 36,034
Investment income                                            16,302         16,936         18,627         19,721          19,481
  Total interest income                                      55,118         54,070         54,783         55,223          55,515
Interest expense                                             20,198         19,126         18,727         17,521          16,940
  Net interest income                                        34,920         34,944         36,056         37,702          38,575
Provision for loan losses                                     2,250          2,275          2,134          1,875           2,100
  Net interest income after provision for loan losses        32,670         32,669         33,922         35,827          36,475
Deposit service fees                                          7,341          7,237          6,703          6,077           6,488
Other banking services                                          616          1,411            241            525             372
Trust, investment and asset management fees                   1,844          1,823          1,859          1,781           1,789
Benefit plan administration, consulting and actuarial fees    2,937          2,767          2,639          2,850           2,256
Investment securities gains (losses), net                         0          5,305          5,164          1,726             (73)
  Total non-interest income                                  12,738         18,543         16,606         12,959          10,832
Salaries, employee benefits and professional fees            17,624         17,451         17,324         17,367          16,557
Occupancy and equipment and furniture                         5,030          5,043          4,855          5,166           4,668
Amortization of intangible assets                             1,604          1,553          1,984          1,984           2,013
Other                                                         7,278          6,679          7,031          6,473           6,934
Special charges/acquisition expenses                          2,895              1              6             41             270
  Total operating expenses                                   34,431         30,727         31,200         31,031          30,442
Income before income taxes                                   10,977         20,485         19,328         17,755          16,865
Income taxes                                                  2,651          5,621          5,047          4,421           4,199
     Net income                                             $ 8,326        $14,864        $14,281        $13,334        $ 12,666
Basic earnings per share                                    $  0.28        $  0.49        $  0.47        $  0.44        $   0.41
Diluted earnings per share                                  $  0.27        $  0.48        $  0.46        $  0.43        $   0.40
Diluted earnings per share-cash (1)                         $  0.31        $  0.52        $  0.51        $  0.48        $   0.45
--------------------------------------------------------------------------------------------------------------------------------
Profitability
--------------------------------------------------------------------------------------------------------------------------------
Return on assets                                               0.79%          1.39%          1.33%          1.23%           1.15%
Return on equity                                               7.21%         12.59%         12.23%         11.47%          10.75%
Non-interest income/operating income (FTE)                     24.9%          32.5%          29.6%          23.8%           20.4%
Efficiency ratio (2)                                           58.5%          56.4%          57.2%          55.0%           52.9%
--------------------------------------------------------------------------------------------------------------------------------
Components of Net Interest Margin (FTE)
--------------------------------------------------------------------------------------------------------------------------------
Loan yield                                                     6.42%          6.17%          6.18%          6.16%           6.09%
Investment yield                                               6.02%          5.91%          6.04%          6.20%           6.00%
Earning asset yield                                            6.28%          6.07%          6.13%          6.18%           6.05%
Interest bearing deposit rate                                  2.03%          1.86%          1.73%          1.56%           1.49%
Short-term borrowing rate                                      3.33%          2.96%          3.34%          2.72%           2.22%
Long-term borrowing rate                                       5.67%          5.83%          5.43%          5.00%           4.92%
Cost of all interest-bearing funds                             2.64%          2.45%          2.36%          2.18%           2.06%
Cost of funds (includes DDA)                                   2.20%          2.05%          1.99%          1.85%           1.75%
Net interest margin (FTE)                                      4.12%          4.06%          4.16%          4.34%           4.32%
Fully tax-equivalent adjustment                             $ 3,512        $ 3,533        $ 3,533        $ 3,777        $  3,754
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

Summary of Financial Data
(Dollars in thousands, except per share data)

                                                                 ------------------------------------------------------------------
                                                                                          2005                               2004
                                                                 ------------------------------------------------------------------
                                                                   4th Qtr       3rd Qtr       2nd Qtr       1st Qtr       4th Qtr
-----------------------------------------------------------------------------------------------------------------------------------
Average Balances
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Loans                                                            $2,406,153    $2,397,472    $2,352,533    $2,342,467    $2,360,493
Taxable investment securities                                       774,420       841,823       944,015       972,962       991,687
Non-taxable investment securities                                   522,089       523,301       519,843       557,796       543,672
  Total interest-earning assets                                   3,702,662     3,762,596     3,816,391     3,873,225     3,895,852
Total assets                                                      4,155,228     4,230,791     4,306,863     4,380,012     4,397,549
Interest-bearing deposits                                         2,378,784     2,381,919     2,381,864     2,381,332     2,354,817
Short-term borrowings                                               232,157       338,405       462,913       436,180       482,930
Long-term borrowings                                                427,082       371,877       338,957       439,244       439,345
  Total interest-bearing liabilities                              3,038,022     3,092,201     3,183,734     3,256,756     3,277,092
Shareholders' equity                                             $  457,947    $  468,559    $  468,352    $  471,576    $  468,799
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Balance Sheet Data
-----------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents                                        $  114,606    $  154,672    $  105,391    $  135,040    $  118,345
Investment securities                                             1,303,090     1,318,436     1,506,273     1,554,829     1,584,339
Loans:
  Consumer mortgage                                                 815,795       813,611       803,127       801,923       801,412
  Business lending                                                  819,605       816,145       824,007       816,616       831,244
  Consumer installment                                              776,417       782,137       751,766       715,856       725,837
     Total loans                                                  2,411,817     2,411,893     2,378,900     2,334,395     2,358,493
Allowance for loan losses                                            32,581        32,460        32,011        31,898        31,778
Intangible assets                                                   224,878       226,481       228,539       230,521       232,500
Other assets                                                        130,924       133,641       126,937       131,765       131,932
     Total assets                                                 4,152,734     4,212,663     4,314,029     4,354,652     4,393,831
Deposits                                                          2,984,768     2,985,919     2,977,517     2,976,953     2,928,978
Borrowings                                                          572,588       626,151       717,930       774,476       840,065
Subordinated debt held by unconsolidated subsidiary trusts           80,502        80,488        80,474        80,460        80,446
Other liabilities                                                    57,281        59,656        65,020        62,337        69,714
  Total liabilities                                               3,695,139     3,752,214     3,840,941     3,894,226     3,919,203
Shareholders' equity                                                457,595       460,449       473,088       460,426       474,628
  Total liabilities and shareholders' equity                      4,152,734     4,212,663     4,314,029     4,354,652     4,393,831
Assets under management or administration                        $2,505,966    $2,394,012    $2,283,638    $2,203,181    $2,176,655
-----------------------------------------------------------------------------------------------------------------------------------
Capital
-----------------------------------------------------------------------------------------------------------------------------------
Tier 1 leverage ratio                                                  7.57%         7.34%         7.14%         6.83%         6.94%
Tangible equity / tangible assets                                      5.92%         5.86%         5.99%         5.57%         5.82%
Accumulated other comprehensive income                           $    8,420    $   14,487    $   28,089    $   21,709    $   34,200
Diluted weighted average common shares O/S                           30,516        30,712        30,940        31,192        31,500
Period end common shares outstanding                                 29,957        29,903        30,238        30,322        30,642
Cash dividends declared per common share                         $     0.19    $     0.19    $     0.18    $     0.18    $     0.18
Book value                                                            15.28         15.40         15.65         15.18         15.49
Tangible book value                                                    7.77          7.81          8.09          7.58          7.90
Common stock price (end of period)                                    22.55         22.60         24.39         22.91         28.25
Total shareholders return - trailing 12 months                       -17.6%         -7.3%          10.1%          1.9%         18.5%
-----------------------------------------------------------------------------------------------------------------------------------

Summary of Financial Data
(Dollars in thousands, except per share data)

                                                       ---------------------------------------------------------------
                                                                               2005                              2004
                                                       ---------------------------------------------------------------
                                                       4th Qtr       3rd Qtr       2nd Qtr       1st Qtr       4th Qtr
----------------------------------------------------------------------------------------------------------------------
Asset Quality
----------------------------------------------------------------------------------------------------------------------
Non-accrual loans                                      $12,232       $12,896       $12,455       $13,432       $11,798
Accruing loans 90+ days delinquent                       1,075           672           898         1,254         1,158
  Total non-performing loans                            13,307        13,568        13,353        14,686        12,956
Other real estate owned (OREO)                           1,048           882           684         1,444         1,645
     Total non-performing assets                        14,355        14,450        14,037        16,130        14,601
Net charge-offs                                        $ 2,129       $ 1,826       $ 2,021       $ 1,755       $ 2,931
Loan loss allowance/loans outstanding                     1.35%         1.35%         1.35%         1.37%         1.35%
Non-performing loans/loans outstanding                    0.55%         0.56%         0.56%         0.63%         0.55%
Loan loss allowance/non-performing loans                   245%          239%          240%          217%          245%
Net charge-offs/average loans                             0.35%         0.30%         0.34%         0.30%         0.49%
Loan loss provision/net charge-offs                        106%          125%          106%          107%           72%
Non-performing assets/loans outstanding plus OREO         0.59%         0.60%         0.59%         0.69%         0.62%
----------------------------------------------------------------------------------------------------------------------

(1) Cash earnings exclude the after-tax effect of amortization of intangible assets.

(2) Excludes intangible amortization, acquisition expenses/special charges, results of securities transactions and debt restructuring activities.

                                      # # #

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The following factors, among others, could cause the actual results of CBU's operations to differ materially from CBU's expectations: the successful integration of operations of its acquisitions; competition; changes in economic conditions, interest rates and financial markets; and changes in legislation or regulatory requirements. CBU does not assume any duty to update forward-looking statements.